Exhibit 20b

                                                        News Release



                         Media Relations:         Investor Relations:
                         Roger W. W. Baker        Daniel A. Conforti
                         (203) 698-5148           (203) 698-5132



                   FORTUNE BRANDS LAUNCHES NYSE TRADING

Old Greenwich, CT, June 2, 1997 -- Fortune Brands, Inc. (NYSE-FO) launched trading on the New York Stock Exchange this morning.  Chairman and Chief

Executive Officer Thomas C. Hays rang the opening bell, as NYSE Chairman and Chief Executive Officer Richard A. Grasso connected with a solid drive of the opening mallet, using a Cobra driver.

     Following the spin-off last Friday of its wholly-owned subsidiary

Gallaher Group Plc, American Brands changed its name to Fortune Brands.

Today was the first day of trading with the new name and new symbol ("FO").

      "Fortune Brands is a company of premier consumer brands," noted Hays,

"and we have a determination to achieve superior long-term earnings growth.

     "We have a lineup of great consumer franchises, including 12 brands that each generate over $100 million in sales, and our brands are well positioned for growth.  About 80% percent of our sales come from brands with number 1 or 2 positions, giving us leading shares.  International business already represents nearly 30% of sales and more than 20% of profits, and it is growing faster than the domestic business.  To further enhance growth, we've stepped up brand investment, and a quarter of sales are being generated by new products introduced in just the past three years.  These fundamentals give us strong optimism about the future."

     Fortune Brands, Inc. is an international consumer products company with headquarters in Old Greenwich, Connecticut.  Its operating companies have powerhouse brands and leading market positions.  Home and office products consist of hardware and home improvement brands -- including Moen faucets, Master locks and Aristokraft cabinets sold by units of MasterBrand

Industries -- and office products brands -- including ACCO World

Corporation's Day-Timer and Swingline.  Acushnet Company's golf brands include Titleist, Cobra, Pinnacle and Foot-Joy.  Major distilled spirits brands sold by units of JBB Worldwide, Inc. include Jim Beam and the Small

Batch Bourbons, DeKuyper cordials, After Shock liqueur and Whyte & Mackay

Scotch.

                                   # # #

VIDEO/PHOTOS AVAILABLE:
Video footage of the New York Stock Exchange events -- plus Fortune Brands B-roll -- will be fed from 2:30 - 2:45 p.m. (ET) and can be accessed through Galaxy C4, Transponder 10, NR Loop #102362 and Waterfront #1630. Photos will be provided to Associated Press, New York City.